Morgan Stanley Multi Cap Growth Trust
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:	 FireEye Inc.
Purchase/Trade Date:	  03/06/2014
Offering Price of Shares: $82.000
Total Amount of Offering: $14,000,000
Amount Purchased by Fund: $20,270
Percentage of Offering Purchased by Fund: 0.145
Percentage of Fund's Total Assets: 0.39
Brokers:  Morgan Stanley, Barclays, JP Morgan,
Goldman, Sachs & Co., UBS Investment Bank,
Deutsche Bank Securities, Citigroup, Pacific Crest
Securities, Nomura.
Purchased from: Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.